Exhibit 99.1

Charles River Associates (CRA) Appoints New Board Director and
Announces Upcoming Changes to Committee Chairs

Karen C. Keenan to Join Board and Audit Committee

Christine Detrick to Chair Nominating and Corporate Governance Committee

Richard Booth to Chair Audit Committee

Heather Tookes to Chair Compensation Committee

BOSTON—(BUSINESS WIRE)—Charles River Associates (NASDAQ: CRAI), a worldwide leader in providing economic, financial, and management consulting services, today announced a number of changes for the Company’s Board of Directors, including the appointment of Karen C. Keenan as an independent Director and member of the Board’s Audit Committee, effective January 8, 2024.

“Karen is a highly accomplished financial services executive and I am delighted to welcome her to CRA’s Board of Directors,” said Paul Maleh, CRA’s President, Chief Executive Officer and Chair of the Board. “Her 35-year career has included leadership roles in finance and controls, risk management, regulatory compliance, and business management. Karen’s financial acumen and wealth of business experience will be a great asset to the board at a time when we see numerous growth opportunities across the markets we serve.”

Keenan previously worked at State Street Corporation for 13 years, rising through the bank’s Global Markets Division, which provides investment research and trading services to institutional investors. From 2016 until her retirement in 2020, she served as State Street’s chief administrative officer. Before joining State Street, she served as chief financial officer for Investor Financial Services Corporation for six years.

Keenan is a CPA and since 2020 has served as an independent director on the board of CLS Group Holdings AG, which provides foreign exchange settlement services to member banks. Keenan has a B.S. in accountancy from Bentley University and an M.B.A. in finance from Babson College.

CRA’s announced changes include three new committee chair assignments. Effective March 1, 2024, Christine Detrick will chair the Nominating and Corporate Governance Committee, replacing CRA’s Lead Director, William Concannon, who has served as chair since 2009. Mr. Concannon will continue to serve as Lead Director and as a member of the Nominating and Corporate Governance Committee. Also effective March 1, Richard Booth will chair the Audit Committee, replacing Robert Holthausen, who has served as chair since 2015. Mr. Holthausen will continue to serve as a member of the committee. Additionally, Ms. Detrick will replace Mr. Holthausen as a member of the Executive Committee. Lastly, effective July 18, 2024, Heather Tookes will chair the Compensation Committee, replacing Thomas Avery, who has served as chair since 2017. Mr. Avery will continue to serve as a member of the committee.

“I want to thank all of the committee chairs for their strategic leadership and hard work,” said Maleh. “CRA is fortunate to have such a talented and committed group of directors, whose collective expertise spans accounting, corporate governance, technological innovation, corporate finance, risk management, and more. Their industry knowledge and vast business experience reflect the talents and capabilities of our consultants. Together, they make CRA the great organization that it is today.”

About Charles River Associates (CRA)

Charles River Associates® is a leading global consulting firm specializing in economic, financial, and management consulting services. CRA advises clients on economic and financial matters pertaining to litigation and regulatory proceedings, and guides corporations through critical business strategy and performance-related issues. Since 1965, clients have engaged CRA for its unique combination of functional expertise and industry knowledge, and for its objective solutions to complex problems. Headquartered in Boston, CRA has offices throughout the world. Detailed information about Charles River Associates, a registered trade name of CRA International, Inc., is available at www.crai.com. Follow us on LinkedIn, X, and Facebook.